--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                                  LOGICA INC.,

                            LOGICA ACQUISITION CORP.

                                      AND

                              CARNEGIE GROUP, INC.

                         DATED AS OF SEPTEMBER 30, 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
 ARTICLE I--The Offer......................................................   1
   1.1  The Offer.........................................................    1
   1.2  Company Actions...................................................    2
   1.3  Board Representation..............................................    3
 ARTICLE II--The Merger....................................................   4
   2.1  The Merger........................................................    4
   2.2  Effective Time....................................................    4
   2.3  Closing...........................................................    4
   2.4  Directors and Officers............................................    4
   2.5  Stockholders' Meeting.............................................    4
   2.6  Merger Without Meeting of Stockholders............................    5
   2.7  Conversion of Securities..........................................    5
   2.8  Company Stock Options and Related Matters.........................    5
   2.9  Taking of Necessary Action; Further Action........................    6
 ARTICLE III--Payment for Shares; Dissenting Shares........................   6
   3.1  Payment for Shares of Company Common Stock........................    6
   3.2  Dissenting Shares.................................................    7
 ARTICLE IV--Representations and Warranties of Parent and Acquisition Sub..   8
   4.1  Organization......................................................    8
   4.2  Authorization; Validity of Agreement; Necessary Action............    8
   4.3  Consents and Approvals; No Violations.............................    9
   4.4  Information in Proxy Statement....................................    9
   4.5  Required Financing................................................    9
 ARTICLE V--Representations and Warranties of the Company..................   9
   5.1  Existence; Good Standing; Authority; Compliance With Law..........    9
   5.2  Authorization, Validity and Effect of Agreements..................   10
   5.3  Capitalization....................................................   10
   5.4  Subsidiaries......................................................   11
   5.5  Other Interests...................................................   11
   5.6  No Violation; Consents............................................   11
   5.7  SEC Documents.....................................................   12
   5.8  Litigation........................................................   12
   5.9  Absence of Certain Changes........................................   12
   5.10 Taxes.............................................................   13
   5.11 Books and Records.................................................   13
   5.12 Properties........................................................   14
   5.13 Intellectual Property.............................................   15
   5.14 Environmental Matters.............................................   18
   5.15 Employee Benefit Plans............................................   18
   5.16 Labor Matters.....................................................   20
   5.17 No Brokers........................................................   20
   5.18 Opinion of Financial Advisors.....................................   21
   5.19 Related Party Transactions........................................   21
   5.20 Potential Conflicts of Interest...................................   21
   5.21 Contracts and Commitments.........................................   21
   5.22 Year 2000.........................................................   22

                                      (i)

                                                                            PAGE
                                                                            ----
   5.23 Vote Required for Merger.........................................    22
   5.24 Suppliers and Customers..........................................    22
   5.25 Insurance........................................................    22
   5.26 Disclosure.......................................................    23
   5.27 Definition of the Company's Knowledge............................    23
 ARTICLE VI--Conduct of Business Pending the Merger.......................   23
   6.1  Conduct of Business by the Company...............................    23
 ARTICLE VII--Additional Agreements.......................................   25
   7.1  Other Filings....................................................    25
   7.2  Additional Agreements............................................    25
   7.3  Fees and Expenses................................................    25
   7.4  No Solicitations.................................................    25
   7.5  Officers' and Directors' Indemnification.........................    26
   7.6  Access to Information; Confidentiality...........................    27
   7.7  Financial and Other Statements...................................    27
   7.8  Right to Board Materials.........................................    27
   7.9  Advice of Change.................................................    28
   7.10 Public Announcements.............................................    28
 ARTICLE VIII--Conditions to the Merger...................................   29
   8.1  Conditions to the Obligations of Each Party to Effect the Merger.    29
 ARTICLE IX--Termination, Amendment and Waiver............................   29
   9.1  Termination......................................................    29
   9.2  Effect of Termination............................................    30
   9.3  Amendment........................................................    31
   9.4  Extension; Waiver................................................    31
 ARTICLE X--General Provisions............................................   31
  10.1  Notices..........................................................    31
  10.2  Interpretation...................................................    32
  10.3         Non-Survival of Representations, Warranties, Covenants and
         Agreements......................................................    32
  10.4  Miscellaneous....................................................    32
  10.5  Assignment.......................................................    32
  10.6  Severability.....................................................    32
  10.7  Choice of Law/Consent to Jurisdiction............................    32
  10.8  Counterparts.....................................................    33
  10.9  No Agreement Until Executed......................................    33
 ANNEX A..................................................................   35

                                      (ii)

                             SCHEDULES AND EXHIBITS

 SCHEDULE         TITLE
 --------         -----
 Schedule 4.3     Exceptions to Parent's Representations
 Schedule 5.1(c)  Licenses, Permits and Authorizations
 Schedule 5.1(d)  Organizational Documents
 Schedule 5.3     Options
 Schedule 5.4     Subsidiaries
 Schedule 5.5     Other Interests
 Schedule 5.6     Third Party Consents
 Schedule 5.8     Litigation
 Schedule 5.10    Taxes
 Schedule 5.12    Properties
 Schedule 5.13(a) Trademarks, Patents and Copyrights
 Schedule 5.13(b) Royalties
 Schedule 5.13(j) Transfers of Intellectual Property Rights
 Schedule 5.15    Employee Benefit Plans
 Schedule 5.19    Related Party Transactions
 Schedule 5.20    Conflicts of Interest
 Schedule 5.21    Contracts and Commitments
 Schedule 5.22    Year 2000 Compliance
 Schedule 5.24    Changes with Respect to Suppliers and Customers
 Schedule 5.25    Insurance
 Schedule 5.27    Definition of Knowledge
 Schedule 6.1(c)  Matters Affecting Assets
 Schedule 6.1(d)  Matters Affecting Indebtedness
 EXHIBIT
 -------
 A                Form of Option Termination Agreement

                                     (iii)

                         AGREEMENT AND PLAN OF MERGER

  Agreement and Plan of Merger (the "Agreement"), dated as of September 30, 1998, by and among Logica Inc., a Delaware corporation ("Parent"), Logica Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Acquisition Sub"), and Carnegie Group, Inc., a Delaware corporation (the "Company").

                                   Recitals

  Whereas, the Board of Directors of each of Parent, Acquisition Sub and the Company has approved, and deems it advisable and in the best interests of its respective stockholders to consummate, the acquisition of the Company by Parent upon the terms and subject to the conditions set forth herein; and

  Whereas, as a condition to the willingness of Parent and Acquisition Sub to enter into this Agreement, certain stockholders of the Company (the "Principal Stockholders") have entered into Tender Agreements, dated as of the date hereof, with Parent and Acquisition Sub (the "Tender Agreements"), pursuant to which each Principal Stockholder has agreed, among other things, to tender pursuant to the Offer (as hereinafter defined) all shares (the "Shares") of common stock, par value $.01 per share, of the Company (the "Company Common Stock") owned by such Principal Stockholder, all upon the terms and conditions set forth in such Tender Agreements;

  Now, Therefore, in consideration of the mutual covenants and agreements set forth herein, Parent, Acquisition Sub and the Company hereby agree as follows:

                                   ARTICLE I

                                   The Offer

  1.1 The Offer.

  (a) Provided that this Agreement shall not have been terminated in accordance with its terms, Acquisition Sub shall, as soon as practicable after the date hereof, (but in no event later than five business days following the public announcement of the Offer), commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act")) an offer to purchase (as such offer to purchase may be amended in accordance with the terms of this Agreement, the "Offer") all of the issued and outstanding Shares at a price of not less than $5.00 per Share, net to the seller in cash (less applicable withholding taxes, if any) (such price, or such other price per Share as may be paid in the Offer, being referred to herein as the "Offer Price"). After the commencement of the Offer, the Offer and the obligation of Acquisition Sub to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject only to the conditions set forth in Annex A hereto and the condition that there be validly tendered and not withdrawn prior to the expiration of the Offer at least a majority of the Shares on a fully diluted basis (the "Minimum Percentage"). Parent and Acquisition Sub expressly reserve the right to waive any condition set forth in Annex A, to change the form or amount payable per Share in the Offer (including the Offer Price) and to make any other changes in the terms and conditions of the Offer; provided, however, that without the prior written consent of the Company, Parent shall not amend, or permit to be amended, the Offer to (i) decrease the Offer Price, (ii) change the consideration into a form other than cash, (iii) amend (other than to waive) the Minimum Condition or the other conditions set forth in Annex A, or (iv) reduce the maximum number of Shares to be purchased in the Offer; provided further, however, that if on the initial scheduled expiration date of the Offer, which shall be 20 business days after the date the Offer is commenced, all conditions to the Offer shall not have been satisfied or waived, Acquisition Sub may, from time to time, in its sole discretion, extend the expiration date, provided, however, that such expiration date, as extended, shall be no later than December 31, 1998. Acquisition Sub shall, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment and pay for Shares tendered as soon as it is legally permitted to do so under applicable law. Notwithstanding the foregoing, if, immediately prior to the initial expiration date of the Offer (as it may be extended), the Shares tendered and not withdrawn pursuant to the Offer equal less than 90% of the Shares on a fully diluted basis, Acquisition Sub may, in its sole discretion, extend the Offer for a period not to exceed 10 business days, notwithstanding that all conditions to the Offer are satisfied as of such expiration date of the Offer; provided, however, that prior to such extension the Acquisition Sub shall waive its right to assert any of the conditions set forth in Annex A other than the Minimum Condition. The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") containing the terms set forth in this Agreement, the Minimum Percentage and the conditions set forth in Annex A hereto.

  (b) As soon as practicable after the date the Offer is commenced, Parent and Acquisition Sub shall file or cause to be filed with the Securities and Exchange Commission (the "Commission") a Tender Offer Statement on Schedule 14D-1 (together with all amendments or supplements thereto, the "Schedule 14D-1"), which shall include as an exhibit or incorporate by reference, the Offer to Purchase (or portions thereof) and forms of the related letter of transmittal and summary advertisement (such Schedule 14D-1, the Offer to Purchase and related documents, together with all amendments or supplements thereto, are collectively referred to herein as the "Offer Documents"). The Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the Commission and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Acquisition Sub with respect to information furnished by the Company for inclusion in the Offer Documents. The information supplied in writing by the Company for inclusion in the Offer Documents and by Parent or Acquisition Sub for inclusion in the Schedule 14D-9 (as hereinafter defined) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent, Acquisition Sub and the Company each agrees promptly to amend or supplement any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable federal securities laws, and Parent and Acquisition Sub each further agrees to take all steps necessary to cause the Offer Documents, as so amended or supplemented, to be filed with the Commission and disseminated to the holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents and all amendments and supplements thereto prior to the filing thereof with the Commission or the dissemination thereof to the holders of Shares.

  1.2 Company Actions.

  (a) The Company hereby approves of and consents to the Offer and represents and warrants that the Board of Directors of the Company (the "Company Board"), at a meeting duly called and held, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger taken together, are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement, the Tender Agreements and the transactions contemplated hereby and thereby, including, without limitation, the Merger (as hereinafter defined) and the Offer (collectively, the "Transactions"), and such approval constitutes approval of the Transactions for purposes of Section 203 of the Delaware General Corporation Law, as amended (the "DGCL"), and (iii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares thereunder to Acquisition Sub and, if required by applicable law, approve and adopt this Agreement and the Merger, subject to the Company's rights under
Section 7.4 hereof.

  (b) Concurrently with the commencement of the Offer and the filing by or on behalf of Parent and Acquisition Sub of the Schedule 14D-1, the Company shall file with the Commission and disseminate to the holders of Shares a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments or supplements thereto, the "Schedule 14D-9"), containing (among other things) the recommendation referred to in clause (iii) of Section 1.2(a) hereof, subject to the Company's rights under Section 7.4 hereof. The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the Commission and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information furnished by Parent or Acquisition Sub for inclusion in the Schedule 14D-9. The Company, Parent and Acquisition Sub each agrees promptly to correct, amend or supplement any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable federal securities laws, and the Company further agrees to take all steps necessary to cause the
Schedule 14D-9, as so amended or supplemented, to be filed with the Commission and disseminated to the holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent, Acquisition Sub and their counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 and all amendments and supplements thereto prior to the filing thereof with the Commission or the dissemination thereof to the holders of Shares.

  (c) In connection with the Offer, the Company shall promptly furnish Parent and Acquisition Sub with a list of the names and addresses of all record holders of Shares and security position listings of Shares, each as of a recent date, and shall promptly furnish Parent and Acquisition Sub with such additional information, including updated lists of the stockholders of the Company, lists of the holders of the Company's outstanding stock options, mailing labels, security position listings and such other assistance and information as Parent or Acquisition Sub or their agents may reasonably request. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, each of Parent and Acquisition Sub shall use the information described in the preceding sentence only in connection with the Offer, and if this Agreement is terminated in accordance with its terms, each of them shall, upon the Company's request, deliver to the Company all such information and any copies or extracts thereof then in its possession or under its control.

  (d) The Company represents and warrants that it has been advised, as of the date hereof, that all of its directors and executive officers intend to tender their Shares pursuant to the Offer.

  1.3 Board Representation. Promptly upon the purchase of Shares pursuant to the Offer, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of (a) the total number of directors on the Company Board (after giving effect to the directors designated by Parent pursuant to this sentence) and (b) the percentage that the total votes represented by such number of Shares in the election of directors of the Company so purchased bears to the total votes represented by the number of Shares outstanding. In furtherance thereof, the Company shall, upon request by Parent, promptly increase the size of the Company Board and/or exercise its best efforts to secure the resignations of such number of its directors as is necessary to enable Parent's designees to be elected to the Company Board and shall take all actions to cause Parent's designees to be so elected to the Company Board. At such time, the Company shall also cause persons designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company Board of (i) each committee of the Company Board, (ii) each board of directors (or similar body) of each Company Subsidiary (as hereinafter defined) and (iii) each committee (or similar body) of each such board. The Company shall take, at its expense, all action required pursuant to
Section 14(f) and Rule 14f-1 of the Exchange Act in order to fulfill its obligations under this Section 1.3 and shall include in the Schedule 14D-9 to its stockholders such information with respect to the Company and its officers and directors as is required by such Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3. Parent will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1. The provisions of this Section 1.3 are in addition to and shall not limit any rights which Acquisition Sub, Parent or any of their affiliates may have as a holder or beneficial owner of Shares as a matter of law with respect to the election of directors or otherwise. In the event that Parent's designees are elected to the Company Board, until the Effective Time, the Company Board shall have at least three directors who are directors on the date hereof (the "Independent Directors"), provided that, in such event, if the number of Independent Directors shall be reduced below three for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Director then remains, the other directors shall designate three persons to fill such vacancies who shall not be stockholders, affiliates or associates of Parent or Acquisition Sub and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event that Parent's designees are elected to the Company Board, after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time (as hereinafter defined), the affirmative vote of a majority of the Independent Directors shall be required to (a) amend or terminate this Agreement by the Company, (b) exercise or waive any of the Company's rights, benefits or remedies hereunder, or (c) extend the time for performance of Parent's and Acquisition Sub's respective obligations hereunder.

                                  ARTICLE II

                                  The Merger

  2.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), the Company and Acquisition Sub shall consummate a merger (the "Merger") pursuant to which (a) Acquisition Sub shall be merged with and into the Company and the separate corporate existence of Acquisition Sub shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Certificate of Incorporation of Acquisition Sub (the "Certificate of Incorporation"), as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation, and (y) the Bylaws of Acquisition Sub (the "Bylaws"), as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, by such Certificate of Incorporation or by such Bylaws. The Merger shall have the effects specified in the DGCL.

  2.2 Effective Time. As promptly as practicable after all of the conditions set forth in Article VIII shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, Acquisition Sub and the Company shall duly execute and file a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger shall become effective at such time as the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such later time as is specified in the Certificate of Merger (the "Effective Time").

  2.3 Closing. The closing of the Merger (the "Closing") shall take place at such time and on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VIII hereof (the "Closing Date"), at the offices of Goodwin, Procter & Hoar llp, Exchange Place, Boston, Massachusetts 02109, unless another date or place is agreed to by the parties hereto.

  2.4 Directors and Officers. The directors and officers of Acquisition Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

  2.5 Stockholders' Meeting.

  (a) If required by applicable law in order to consummate the Merger, the Company, acting through the Company Board, shall, in accordance with applicable law:

    (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") as promptly as practicable following the acceptance for payment and purchase of Shares by Acquisition Sub pursuant to the Offer for the purpose of considering and taking action upon the approval of the Merger and the adoption of this Agreement;

    (ii) prepare and file with the Commission a preliminary proxy or information statement relating to the Merger and this Agreement and use its best efforts (x) to obtain and furnish the information required to be included by the Commission in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the Commission with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement, including any amendment or supplement thereto (the "Proxy Statement"), to be mailed to its stockholders, provided that no amendment or supplement to the Proxy Statement will be made by the Company without the consultation and approval of Parent and its counsel, and to obtain the necessary approvals of the Merger and this Agreement by its stockholders; and

    (iii) include in the Proxy Statement the recommendation of the Company Board that stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement.

  2.6 Merger Without Meeting of Stockholders. Notwithstanding Section 2.5 hereof, in the event that Parent, Acquisition Sub or any other Parent Subsidiary (as hereinafter defined) shall acquire at least 90% of the outstanding shares of each class of capital stock of the Company, pursuant to the Offer or otherwise, the parties hereto shall, at the request of Parent and subject to Article VIII hereof, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

  2.7 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Acquisition Sub, the Company or the holders of any Shares:

  (a) Each issued and outstanding Share held by the Company as a treasury Share or held by any direct or indirect Company Subsidiary and each issued and outstanding Share owned by Parent, Acquisition Sub or any other direct or indirect Parent Subsidiary immediately prior to the Effective Time, shall be canceled and retired and cease to exist without any conversion thereof and no payment or distribution shall be made with respect thereto;

  (b) Each Share issued and outstanding immediately prior to the Effective Time, other than (i) those Shares referred to in Section 2.7(a) and (ii) Dissenting Shares (as hereinafter defined), shall be cancelled and shall be converted automatically into and represent the right to receive the kind and amount of consideration (without interest) equal to the kind and amount of consideration paid per Share pursuant to the Offer (the "Merger Consideration") payable, without interest, to the holder of such Share upon surrender, in the manner provided in Section 3.1, of the Certificate (as hereinafter defined) that formerly evidenced such Share. All of the Certificates evidencing Shares, by virtue of the Merger and without any action on the part of the stockholders of the Company or the Company, shall be deemed to be no longer outstanding, shall not be transferable on the books of the Surviving Corporation, and shall represent solely the right to receive the amount set forth in this Section 2.7(b); and

  (c) The shares of common stock, par value $.01 per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchangeable for, in the aggregate, One Thousand (1,000) validly issued, fully paid and non-assessable shares of common stock, par value $.01 per share, of the Surviving Corporation, which shall constitute all of the issued and outstanding shares of common stock of the Surviving Corporation immediately following the Effective Time.

  2.8 Company Stock Options and Related Matters.

  (a) Each option (collectively, the "Options") granted under the Company's 1989 Stock Option Plan (the "1989 Plan"), 1995 Stock Option Plan (the "1995 Plan") and Long-Term Incentive Stock Option Plan (the

"Long-Term Plan" and, together with the 1989 Plan and the 1995 Plan, the "Stock Option Plans"), which is outstanding (whether or not currently exercisable) as of immediately prior to the Effective Time and which has not been exercised or canceled prior thereto shall, at the Effective Time, be cancelled and upon the surrender and cancellation of the option agreement representing such Option and delivery of an Option Termination (as hereinafter defined), Parent shall (x) pay to the holder thereof cash in an amount equal to the product of (i) the number of Shares provided for in such Option and
(ii) the excess, if any, of the Merger Consideration over the exercise price per Share provided for in such Option, which cash payment shall be treated as compensation and shall be net of any applicable federal or state withholding tax (the "Option Consideration"). The Company shall take all actions necessary to ensure that (i) all Options, to the extent not exercised prior to the Effective Time, shall terminate and be cancelled as of the Effective Time and thereafter be of no further force or effect, (ii) no Options are granted after the date of this Agreement, and (iii) at the Effective Time, the Stock Option Plans and all Options issued thereunder shall terminate. The Company shall obtain, prior to the expiration of the Offer, the consent, in the form attached as Exhibit A hereto, from each holder of an Option providing for, among other things, the termination of such Option (each such document, an "Option Termination").

  (b) Except as may be otherwise agreed to by Parent or Acquisition Sub and the Company, the Stock Option Plans and the Company's 1995 Employee Stock Purchase Plan (the "Purchase Plan") shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its Subsidiaries shall be deleted as of the Effective Time and no holder of Options or any participant in any Stock Option Plan or the Purchase Plan or any other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiary thereof. In connection with the foregoing, the parties hereby agree that participants in the Purchase Plan will not be entitled to purchase any shares under the Purchase Plan for the period or periods beginning on or after October 1, 1998 and ending on or before the Effective Time and, after the Effective Time, any amounts which have been withheld from participants under the Purchase Plan will be returned without interest thereto to such participants.

  2.9 Taking of Necessary Action; Further Action. Each of Parent, Acquisition Sub and the Company shall use its best efforts to take all such action as may be necessary or appropriate in order to effectuate the Merger under the DGCL as promptly as practicable. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of both of the Company and Acquisition Sub, the officers of such corporations are fully authorized in the name of their corporation or otherwise to take, and shall take, all such lawful and necessary action.

                                  ARTICLE III

                     Payment for Shares; Dissenting Shares

  3.1 Payment for Shares of Company Common Stock.

  (a) Prior to the Effective Time, Parent shall designate a bank or trust company to act as agent for the holders of the Shares in connection with the Merger (the "Paying Agent") for purposes of effecting the exchange for the Merger Consideration of Certificates which, prior to the Effective Time, represented Shares entitled to receive the Merger Consideration pursuant to
Section 2.7(b).

  (b) Immediately prior to the Effective Time, Parent or Acquisition Sub shall deposit in trust with the Paying Agent cash in an aggregate amount equal to the product of (i) the number of Shares issued and outstanding immediately prior to the Effective Time (other than shares owned by, or issuable upon conversion of other securities to, the Company, Parent, Acquisition Sub or any direct or indirect Parent Subsidiary (as hereinafter defined) or the Company and Shares known immediately prior to the Effective Time to be Dissenting Shares) and (ii) the Merger Consideration (such aggregate amount being hereinafter referred to as the "Payment Fund").

The Paying Agent shall, pursuant to irrevocable instructions, make the payments referred to in Section 2.7(b) out of the Payment Fund.

  (c) Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each person who was a record holder of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates"), whose Shares were converted pursuant to Section 2.7(b) into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and instructions for its use in surrendering Certificates in exchange for payment of the Merger Consideration. Upon the surrender to the Paying Agent of such a Certificate, together with such duly executed letter of transmittal and any other required documents, the holder thereof shall be paid, without interest thereon, the Merger Consideration to which such holder is entitled hereunder, and such Certificate shall forthwith be canceled. Until so surrendered, each such Certificate shall, after the Effective Time, represent solely the right to receive the Merger Consideration into which the Shares such Certificate theretofore represented shall have been converted pursuant to Section 2.7(b), and the holder thereof shall not be entitled to be paid any cash to which such holder otherwise would be entitled. In case any payment pursuant to this Section 3.1 is to be made to a holder other than the registered holder of a surrendered Certificate, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of such cash to a person other than the registered holder of the Certificate surrendered, or that such person shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

  (d) Promptly following the date which is six months after the Effective Time, the Paying Agent shall return to the Surviving Corporation all cash, certificates and other instruments in its possession that constitute any portion of the Payment Fund (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate shall be entitled to look to the Surviving Corporation (subject to applicable abandoned property, escheat and similar laws) only as a general creditor thereof with respect to any Merger Consideration, without interest, that may be payable upon due surrender of the Certificate or Certificates held by them. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to a holder of Certificates that prior to the Effective Time evidenced Shares for any Merger Consideration delivered pursuant hereto to a public official pursuant to applicable abandoned property, escheat or other similar laws.

  (e) At the Effective Time, the Company Common Stock transfer books shall be closed and no transfer of Shares shall be made thereafter. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent, they shall be canceled and exchanged for the Merger Consideration as provided in Section 2.7(b), subject to applicable law in the case of Dissenting Shares.

  (f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, upon the posting by such person of a bond in such amount as Parent or the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate, the cash representing the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

  3.2 Dissenting Shares.

  (a) Any Shares outstanding immediately prior to the Effective Time as to which the holder thereof shall have not voted in favor of the Merger or consented thereto in writing and as to which the holder thereof shall have validly exercised such holder's appraisal rights, if any, under Section 262 of the DGCL ("Dissenting Shares") shall not, after the Effective Time, be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions (except dividends or other distributions payable to stockholders of record prior to the Effective Time), nor shall such Dissenting Shares be converted into the right to receive the Merger Consideration hereunder. Such holders of Dissenting Shares duly making demand for appraisal (hereinafter referred to as "Dissenting Stockholders") shall be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of such Section 262 of the DGCL, except that all Shares held by stockholders who shall fail to perfect, or shall have effectively withdrawn or lost, such stockholders' right to appraisal of such Shares under Section 262 of the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon. The Company shall give Parent prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instrument served pursuant to
Section 262 of the DGCL and received by the Company, and Parent shall be entitled to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, or settle or offer to settle, any such demands.

  (b) Each Dissenting Stockholder who becomes entitled under the DGCL to payment for Dissenting Shares shall receive payment therefor after the Effective Time from the Surviving Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the
DGCL) and such Shares shall be canceled.

                                  ARTICLE IV

                       Representations and Warranties of
                          Parent and Acquisition Sub

  Parent and Acquisition Sub jointly and severally hereby represent and warrant to the Company as follows:

  4.1 Organization. Each of Parent and Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have a material adverse effect on the business, results of operations and financial condition of Parent and its Subsidiaries (the "Parent Subsidiaries") taken as a whole (a "Parent Material Adverse Effect"). Parent and each of the Parent Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.

  4.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and Acquisition Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Parent and Acquisition Sub of this Agreement and the consummation of the Transactions have been duly authorized by the Board of Directors of Parent (the "Parent Board") and the Board of Directors of Acquisition Sub (the "Acquisition Sub Board") and by Parent as the sole stockholder of Acquisition Sub, and except as set forth in Section 4.3 of the schedule attached to this Agreement setting forth exceptions to Parent's and Acquisition Sub's representations and warranties set forth herein, no other corporate action on the part of Parent and Acquisition Sub is necessary to authorize the execution and delivery by Parent and Acquisition Sub of this Agreement and the consummation of the Transactions. This Agreement has been duly executed and delivered by Parent and Acquisition Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and Acquisition Sub, as the case may be, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

  4.3 Consents and Approvals; No Violations. Except as set forth in Section
4.3 of the schedule attached to this Agreement setting forth exceptions to Parent's and Acquisition Sub's representations and warranties set forth herein and except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act (as hereinafter defined), state securities or state "Blue Sky" laws and the DGCL, none of the execution, delivery or performance of this Agreement by Parent or Acquisition Sub, the consummation by Parent or Acquisition Sub of the Transactions or compliance by Parent or Acquisition Sub with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the respective certificates of incorporation or bylaws of Parent or Acquisition Sub, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (as hereinafter defined),
(iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of the Parent Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of the Parent Subsidiaries or any of their properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

  4.4 Information in Proxy Statement. None of the information supplied by Parent or Acquisition Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, as of the date mailed to the Company's stockholders and at the time of any meeting of the Company's stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

  4.5 Required Financing. Parent PLC has or has available to it, and will make available to Parent, all funds necessary to satisfy Parent's and Acquisition Sub's obligations under this Agreement to purchase all outstanding Shares pursuant to the Offer and the Merger.

                                   ARTICLE V

                 Representations and Warranties of the Company

  Except as set forth in the disclosure schedules delivered at or prior to the execution hereof to Parent and Acquisition Sub, which shall refer to the relevant Sections of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Acquisition Sub as follows:

  5.1 Existence; Good Standing; Authority; Compliance With Law.

  (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Except as set forth in
Section 5.1 of the Company Disclosure Schedule, the Company is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified could not reasonably be expected to have a Company Material Adverse Effect (as defined below). For purposes of this Agreement, a Company Material Adverse Effect shall mean a material adverse effect on the current business, results of operations or financial condition of the Company and the Company Subsidiaries (as hereinafter defined) taken as a whole, other than any actions, omissions, changes, events or effects that (i) are primarily related to a general drop in stock prices in the United States or the United Kingdom that are primarily due to political or economic turmoil or (ii) are primarily related to or result from the announcement or pendency of the Offer and/or the Merger, including disruptions to the Company's business or the Company's Subsidiaries' businesses, and their respective employees, customers and suppliers. Notwithstanding anything to the contrary provided herein, fully diluted earnings per share (calculated in accordance with generally accepted accounting principles consistently applied) of the Company for the fiscal quarter ending September 30, 1998 of $0.00 or more shall not be deemed to have a Company Material Adverse Effect. The Company has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

  (b) Each of the Company Subsidiaries is a corporation duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing could not reasonably be expected to have a Company Material Adverse Effect. None of the Company Subsidiaries is a partnership, limited liability company or other entity other than an entity organized as a corporation under the laws of any state of the United States.

  (c) Neither the Company nor any of the Company Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which the Company or any Company Subsidiary or any of their respective properties or assets is subject, where such violation could have a Company Material Adverse Effect. The Company and the Company Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their businesses as now conducted, where the failure to obtain any such license, permit or authorization or to take any such action could have a Company Material Adverse Effect. Section 5.1(c) of the Company Disclosure Schedule sets forth all material licenses, permits and other authorizations used in the business or properties (whether owned, leased or managed) of the Company or any of the Company Subsidiaries.

  (d) Copies of the Restated Certificate of Incorporation of the Company (the "Company Certificate") and Amended and Restated Bylaws of the Company (the "Company Bylaws") and the other charter documents, bylaws, organizational documents and partnership, limited liability company and joint venture agreements (and in each such case, all amendments thereto) of each of the Company Subsidiaries are listed in Section 5.1(d) of the Company Disclosure Schedule, and the copies of such documents, which have previously been delivered to Parent and its counsel, are true and correct.

  5.2 Authorization, Validity and Effect of Agreements. Each of the Company and the Company Subsidiaries has the requisite power and authority to enter into the Transactions and to execute and deliver this Agreement. The Company Board has approved this Agreement and the Transactions. In connection with the foregoing, the Company Board has taken such actions and votes as are necessary on its part to render the provisions of Section 203 of the DGCL and all other applicable takeover statutes inapplicable to this Agreement and the Transactions. Subject only to the approval of this Agreement by the holders of the Company Common Stock, if required, the execution by the Company of this Agreement and consummation of the Transactions have been duly authorized by all requisite corporate action on the part of the Company. This Agreement, assuming due and valid authorization, execution and delivery thereof by Parent and Acquisition Sub, constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

  5.3 Capitalization.

  (a) The authorized capital stock of the Company consists of 20,000,000 Shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $.01 per share, of the Company (the "Company Preferred Stock"). As of the date of this Agreement, (i) 6,556,424 Shares of Company Common Stock were issued and outstanding, (ii) 522,001, 696,875 and 340,000 Options were outstanding under the 1989 Plan, 1995 Plan and Long-Term Plan, respectively,
(iii) 522,001, 800,000 and 340,000 Shares of Company Common Stock were reserved for issuance upon the exercise of outstanding Options to acquire Shares of Company Common Stock pursuant to the 1989 Plan, 1995 Plan and Long-Term Plan, respectively, subject to adjustment on the terms set forth in the Stock Option Plans, (iv) no shares of Company Preferred Stock were issued and outstanding, and (v) 242,400 Shares of Company Common Stock and no shares of Company Preferred Stock were held in the treasury of the Company. As of the date of this Agreement, the Company had no Shares of Company Common Stock reserved for issuance other than as described above. All such issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. The Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Except for the Options (all of which have been issued under the Stock Option Plans), there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company to issue, transfer or sell any shares of capital stock of the Company.
Section 5.3 of the Company Disclosure Schedule sets forth a full list of the Options, including the name of the person to whom such Options have been granted, the number of shares subject to each Option, the per share exercise price for each Option and the vesting schedule for each Option. Except as set forth in Section 2.8 hereof and Section 5.3 of the Company Disclosure Schedule, the vesting schedule of all Options shall not be changed or affected by the execution of this Agreement or consummation of the Transactions. There are no agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of any shares of capital stock of the Company or which restrict the transfer of any such shares, nor does the Company have knowledge of any third party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares. There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock, partnership interests or any other securities of the Company or any Company Subsidiary. Except as set forth in Section 5.3 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of their securities under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act").

  5.4 Subsidiaries. The Company owns directly or indirectly each of the outstanding shares of capital stock of each of the Company Subsidiaries. Each of the outstanding shares of capital stock in each of the Company Subsidiaries having corporate form is duly authorized, validly issued, fully paid and nonassessable. Each of the outstanding shares of capital stock of each of the Company Subsidiaries is owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances. The following information for each Subsidiary (as defined in Section 10.2 hereof) of the Company (each, a "Company Subsidiary") as of the date hereof is set forth in Section 5.4 of the Company Disclosure Schedule: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital; and (iii) the name of each stockholder and the number of issued and outstanding shares of capital stock or share capital held by it.

  5.5 Other Interests. Except as set forth in Section 5.5 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, joint venture, business, trust or other entity (other than investments in short-term investment securities).

  5.6 No Violation; Consents. Except as set forth in Section 5.6 of the Company Disclosure Schedule, neither the execution and delivery by the Company of this Agreement nor consummation by the Company of the Transactions in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the Company Certificate, the Company Bylaws, or the organizational documents of the Company or any Company Subsidiary; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of the Company or the Company Subsidiaries under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of
(x) any note, bond, mortgage, indenture, deed of trust or (y) any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Company or any of the Company Subsidiaries is a party, or by which the Company or any of the Company Subsidiaries or any of their properties is bound (collectively, the "Company Agreements"); or (iii) other than the filings provided for in Article II of this Agreement, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the Exchange Act or applicable state securities and "Blue Sky" laws (collectively, the "Regulatory Filings"), require any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, except where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not have a Company Material Adverse Effect. Section 5.6 of the Company Disclosure Schedule sets forth a list of all third party consents and approvals required to be obtained by the Company in connection with this Agreement prior to consummation of any of the Transactions. Notwithstanding the foregoing, the failure to disclose in
Section 5.6 of the Company Disclosure Letter any violation, conflict, breach, default, termination, cancellation, lien, security interest, charge, encumbrance or other matter referred to in clause (ii) above with respect to a Company Agreement which would not reasonably be expected to have a Company Material Adverse Effect shall not in and of itself be deemed to have caused a failure of the condition set forth in paragraph (c) of Annex A hereto.

  5.7 SEC Documents. The Company has filed all required forms, reports and documents with the Commission since the Company's initial public offering in November 1995 (collectively, the "Company SEC Reports"), all of which were prepared in accordance with the applicable requirements of the Exchange Act, the Securities Act and the rules and regulations promulgated thereunder (the "Securities Laws"). All required Company SEC Reports have been filed with the Commission and constitute all forms, reports and documents required to be filed by the Company under the Securities Laws since the Company's initial public offering in November 1995. As of their respective dates, the Company SEC Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of the Company included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules) fairly presents the consolidated financial position of the Company and the Company Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of the Company included in or incorporated by reference into the Company SEC Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of the Company and the Company Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaudited statements, as permitted by Form 10-Q pursuant to Section 13 or 15(d) of the Exchange Act.

  5.8 Litigation. Except as set forth on Schedule 5.8, there are (i) no continuing orders, injunctions or decrees of any court, arbitrator or governmental authority to which the Company or any Company Subsidiary is a party or by which any of its properties or assets are bound or to which any of its directors, officers, employees or, agents, in such capacities, is a party or by which any of their properties or assets are bound, and (ii) no actions, suits or proceedings pending against the Company or any Company Subsidiary or against any of its directors, officers, employees or agents, in such capacities, or, to the best knowledge of the Company, threatened against the Company or any Company Subsidiary or against any of its directors, officers, employees or agents, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality.

  5.9 Absence of Certain Changes. Except as disclosed in the Company SEC Reports filed with the SEC prior to the date hereof since December 31, 1997, the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course of business and there has not been: (i) any Company Material

Adverse Effect; (ii) as of the date hereof, any declaration, setting aside or payment of any dividend or other distribution with respect to the Company Common Stock; (iii) any material commitment, contractual obligation (including, without limitation, any management or franchise agreement, any lease (capital or otherwise) or any letter of intent), borrowing, liability, guaranty, capital expenditure or transaction (each, a "Commitment") entered into by the Company or any of the Company Subsidiaries outside the ordinary course of business except for Commitments for expenses of attorneys, accountants and investment bankers incurred in connection with the Transactions; or (iv) any material change in the Company's accounting principles, practices or methods.

  5.10 Taxes.

  (a) Neither the Company nor any Company Subsidiaries has any material tax liability for unpaid Taxes, as defined below, which has not been paid, accrued for or reserved on the Company's audited balance sheet as of December 31, 1997 or has incurred any material tax liability for unpaid Taxes or any other liabilities for unpaid Taxes other than in the ordinary course business since that date. "Taxes" shall mean all federal, state, local, foreign, and other taxes, including without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes, windfall profit taxes, environmental taxes and real and personal property taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties.

  (b) Except as set forth on Schedule 5.10 of the Company Disclosure Schedule, the Company and each of the Company Subsidiaries has timely filed all federal, state, local and foreign tax returns required to be filed by any of them through the date hereof, and all such returns completely and accurately set forth the amount of any Taxes relating to the applicable period.

  (c) Neither the Internal Revenue Service (the "IRS") nor any other governmental authority is now asserting by written notice to the Company or any Company Subsidiary or, to the best knowledge of the Company and the Company Subsidiaries, threatening to assert against the Company or any Company Subsidiary any deficiency or claim for additional Taxes. There is no dispute or claim concerning any material tax liability of the Company or any Company Subsidiary, either claimed or raised by any governmental authority, or as to which any director or officer of the Company or any Company Subsidiary has reason to believe may be claimed or raised by any federal or state governmental authority. No material claim has ever been made by a taxing authority in a jurisdiction where the Company does not file reports and returns that the Company is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the Company or any Company Subsidiary that arose in connection with any failure (or alleged failure) to pay any Taxes. The Company has never entered into a closing agreement pursuant to Section 7121 of the Internal Revenue Code of 1986, as amended (the "Code").

  (d) The Company has not received written notice of any audit of any tax return filed by the Company, and the Company has not been notified by any tax authority that any such audit is contemplated or pending. Neither the Company nor any of the Company Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other Taxes, and no extension of time with respect to any date on which a tax return was or is to be filed by the Company is in force. True, correct and complete copies of all federal, state and local income or franchise tax returns filed by the Company and each of the Company Subsidiaries and all communications relating thereto have been delivered to Parent or made available to representatives of Parent.

  (e) The Company and each Company Subsidiary have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other party.

  5.11 Books and Records.

  (a) The books of account and other financial records of the Company and each of the Company Subsidiaries are true, complete and correct in all material respects, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the financial statements included in the Company SEC Reports.

  (b) The minute books and other records of the Company and each of the Company Subsidiaries have been made available to Parent and Acquisition Sub, contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other corporate action of the stockholders and directors and any committees of the Company Board and the boards of directors of each of the Company Subsidiaries and all actions of the partners or managers of each of the Company Subsidiaries, as applicable.

  5.12 Properties.

  (a) All of the real estate properties owned or leased by the Company or any of the Company Subsidiaries are set forth in Section 5.12 of the Company Disclosure Schedule. The Company has no ownership interest in any real property other than the properties owned by the Company or the Company Subsidiaries and set forth in Section 5.12 of the Company Disclosure Schedule. Except as set forth in Section 5.12 of the Company Disclosure Schedule, the Company or such Company Subsidiary owns fee simple title to each of the real properties identified in Section 5.12 of the Company Disclosure Schedule (the "Company Properties"), free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title (collectively, "Encumbrances"), and the Company Properties are not subject to any easements, rights of way, covenants, conditions, restrictions or other written agreements, laws, ordinances and regulations materially affecting building use or occupancy, or reservations of an interest in title (collectively, "Property Restrictions"), except for (i) Encumbrances, Property Restrictions and other matters set forth in Section
5.12 of the Company Disclosure Schedule, (ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, that do not materially and adversely affect the current use of the property, materially detract from the value of or materially interfere with the present use of the property, (iii) Encumbrances and Property Restrictions disclosed on existing title policies or reports or current surveys (in either case copies of which title reports and surveys have been delivered or made available to Parent and are listed in
Section 5.12 of the Company Disclosure Schedule), and (iv) mechanics', carriers', suppliers', workmen's or repairmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which, individually or in the aggregate, are not material in amount, do not materially detract from the value of or materially interfere with the present use of any of the Company Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by the Company and the Company Subsidiaries and which have arisen or been incurred only in the ordinary course of business. Valid policies of title insurance have been issued insuring the Company's or the applicable Company Subsidiary's fee simple (or leasehold to the extent disclosed in Section 5.12 of the Company Disclosure Schedule) title to each of the Company Properties in amounts at least equal to the purchase price thereof, and such policies are, as of the date hereof, in full force and effect and no material claim has been made against any such policy and the Company has no knowledge of any facts or circumstances which would constitute the basis for such a claim. Except as set forth in Section 5.12 of the Company Disclosure Schedule, (A) no certificate, permit or license from any governmental authority having jurisdiction over any of the Company Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation by the Company of the buildings and improvements on any of the Company Properties as currently operated or which is necessary to permit the lawful use and operation by the Company of all driveways, roads and other means of egress and ingress to and from any of the Company Properties (a "REA Agreement") has not been obtained and is not in full force and effect, and to the Company's knowledge, there is no pending threat of modification or cancellation of any of the same nor is the Company nor any Company Subsidiary currently in default under any REA Agreement and the Company Properties are in full compliance with all governmental permits, licenses and certificates, except for such defaults which or where such noncompliance could not reasonably be expected to have a Company Material Adverse Effect; (B) no written notice of any material violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the Company Properties has been issued to the Company by any governmental authority; (C) to the Company's knowledge, there are no material structural defects relating to any of the Company Properties; (D) to the Company's knowledge, there is no Company Property whose building systems are not in working order in any material respect; and (E) to the Company's knowledge, there is no physical damage for which the Company is responsible to any Company Property in excess of $25,000 for which there is no insurance in effect covering the full cost of the restoration.

  (b) The use and occupancy by the Company of each of the Company Properties complies in all material respects with all applicable codes and zoning laws and regulations, and the Company has no knowledge of any pending or threatened proceeding or action that will in any manner affect the size of, use of, improvements on, construction on, or access to any of the Company Properties, with such exceptions as are not material and do not interfere with the use made by the Company of such Company Properties. Neither the Company nor any of the Company Subsidiaries has received any written notice to the effect that
(x) any betterment assessments have been levied against, or any condemnation or rezoning proceedings are pending or threatened with respect to any of the Company Properties or (y) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Company Properties or by the continued maintenance, operation or use of the parking areas which, with respect to either (x) or (y) would individually or in the aggregate result in a Company Material Adverse Effect. There are no outstanding abatement proceedings or appeals to which the Company or any of the Company Subsidiaries is a party with respect to the assessment of any Company Property for the purpose of real property taxes, and there are no agreements to which the Company or any of the Company Subsidiaries is a party with any governmental authority with respect to such assessments or tax rates on any Company Property.

  (c) The Company and the Company Subsidiaries own good and marketable title, free and clear of all Encumbrances, to all of the personal property and assets shown on the Company's balance sheet at December 31, 1997 as reflected in the Company SEC Reports (the "Balance Sheet") or acquired after December 31, 1997, except for (A) assets which have been disposed of to nonaffiliated third parties since December 31, 1997 in the ordinary course of business, (B) Encumbrances reflected in the Balance Sheet, (C) Encumbrances or imperfections of title which are not, individually or in the aggregate, material in character, amount or extent and which do not materially detract from the value or materially interfere with the present or presently contemplated use of the assets subject thereto or affected thereby, and (D) Encumbrances for current Taxes not yet due and payable. All of the machinery, equipment and other tangible personal property and assets owned or used by the Company and the Company Subsidiaries are, to the Company's knowledge, in good condition and repair, except for ordinary wear and tear not caused by neglect, and are useable in the ordinary course of business. The personal property and assets reflected on the Balance Sheet or acquired after December 31, 1997, the rights under the Company Agreements and the Intellectual Property (as hereinafter defined) owned or used by the Company under valid license, collectively include all assets necessary to provide, produce, sell and license the services and products currently provided, produced, sold and licensed by the Company and the Company Subsidiaries and to conduct the business of the Company and the Company Subsidiaries as presently conducted or as currently contemplated to be conducted.

  5.13 Intellectual Property.

  (a) Section 5.13(a) of the Company Disclosure Schedule contains an accurate and complete schedule setting forth (x) all Trademarks, Patents, and registered Copyrights (as each such term is hereinafter defined) which are owned by the Company or any of the Company Subsidiaries and (y) all Licenses (as hereinafter defined) to which the Company or any of the Company Subsidiaries is a party (other than software licensed to the Company or to any of the Company Subsidiaries under nonexclusive shrinkwrap or other standard software licenses granted to end-user customers by third parties in the ordinary course of business of such third parties' businesses ("Standard Third Party Software")), such schedule indicating, as to each such License, whether the Company or any of the Company Subsidiaries is the licensee or licensor, whether it is royalty bearing, the territory, whether it is exclusive or nonexclusive, and the nature of the licensed property.

  (b) Except as set forth in Section 5.13(b) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is under any obligation to pay any royalty or other compensation to any third party or to obtain any approval or consent for the use of any Intellectual Property used in or necessary for its business as currently conducted or as currently proposed to be conducted. None of the Intellectual Property owned by the Company or by any of the Company Subsidiaries, or to the Company's best knowledge, licensed to the Company or to any of the Company Subsidiaries, is subject to any outstanding judgment, order, decree, stipulation, injunction or charge. There is no claim, charge, complaint, action, suit, proceeding, hearing, investigation or demand pending or, to the Company's knowledge, threatened, which challenges the legality, validity, enforceability, or the Company's or any of the Company Subsidiaries' use or ownership of any of the Intellectual Property owned by the Company or any of the Company Subsidiaries or, to the Company's knowledge, licensed to the Company or to any of the Company Subsidiaries. Neither the Company nor any of its Subsidiaries has agreed to indemnify any person for or against any interference, infringement, misappropriation, or other conflict with respect to any Intellectual Property, except as may be contained within the Licenses set forth in Section 5.13(a) of the Company Disclosure Schedule.

  (c) No breach or default (or event which with notice or lapse of time or both would result in an event of default) by the Company or any of the Company Subsidiaries exists or has occurred within the last 12 months under any License or other agreement pursuant to which the Company or any of the Company Subsidiaries uses any Intellectual Property owned by a third party or has granted any third party the right to use its Intellectual Property except where such breach or default could not reasonably be expected to result in a termination of a material License or other agreement or otherwise in a Company Material Adverse Effect, and the consummation of the Transactions will not violate or conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default), result in a forfeiture under, or constitute a basis for termination of any such License or other agreement.

  (d) The Company and the Company Subsidiaries own all items of Intellectual Property set forth as owned by them in Schedule 5.13(a) and own or have the right to use all items of Intellectual Property necessary to provide, produce, sell and license the services and products currently provided, produced, sold and licensed by the Company and the Company Subsidiaries and to conduct the business of the Company and the Company Subsidiaries as presently conducted or as currently proposed to be conducted, free and clear of all Encumbrances, other than the delegations set forth in the Licenses or other agreements under which the Company has been granted the right to use Intellectual Property of third parties.

  (e) The conduct of the Company's and the Company Subsidiaries' businesses, the Intellectual Property owned or used by the Company and the Company Subsidiaries, and the products or services produced, sold or licensed by or under development by the Company and the Company Subsidiaries do not, to the Company's knowledge, infringe any Intellectual Property rights of any person or give rise to any material obligations to any person as a result of co-authorship, co-inventorship, or an express or implied contract for any use or transfer. To the Company's knowledge, the Company and the Company Subsidiaries have received no notice of any allegations that the Company's and the Company Subsidiaries' use of any of the Intellectual Property infringes upon or is in conflict with any Intellectual Property of any third party, and no basis exists for any such allegations.

  (f) Neither the Company nor any of the Company Subsidiaries has sent or otherwise communicated to any other person any notice, charge, claim or assertion of any present, impending or threatened infringement by any other person of any Intellectual Property of the Company and the Company Subsidiaries and, to the Company's knowledge, there are no such infringements.

  (g) None of the Company's and the Company Subsidiaries' products or services incorporate, are based upon or are derived or adapted from, any Intellectual Property of any other person in violation of any statutory or other legal obligation known to the Company or any agreement to which the Company or any of the Company Subsidiaries is a party or by which it is bound.

  (h) All of the Company's and the Company Subsidiaries' Patents, Trademarks and Copyrights issued by, registered with or filed with the United States Patent and Trademark Office or Register of Copyrights or the corresponding offices of other countries have been so duly registered, filed in or issued, as the case may be, have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations, and the Company and the Company Subsidiaries, as the case may be, are the record owners thereof. The Company and the Company Subsidiaries have reasonably maintained the confidentiality of their trade secrets and other confidential Intellectual Property, and there have been no acts or omissions by the Company or the Company Subsidiaries, the result of which would be to compromise the rights of the Company or the Company Subsidiaries to apply for or enforce appropriate legal protection of such Intellectual Property, except where such acts or omissions would not reasonably be expected to result in a Company Material Adverse Effect.

  (i) Since December 31, 1992, each of the Company's and the Company Subsidiaries' employees, officers and agents, and each independent contractor retained by the Company or any of the Company Subsidiaries to develop for or otherwise work with or to perform functions providing access to, any Intellectual Property of the Company has entered into a written agreement with the Company or such Company Subsidiary (x) providing that all of the Company's and the Company Subsidiaries' Intellectual Property is confidential and proprietary to the Company or such Company Subsidiary, and (y) obligating the disclosure and transfer to the Company or any such Company Subsidiary, in consideration for no more than normal salary and continued employment or consultant fees, as the case may be, of all inventions, developments and work product which during the period of his or her employment or consultancy with the Company or any of the Company Subsidiaries, as the case may be, such employee, officer, agent, or independent contractor made or makes that related or relate to any subject matter with which such employee's, officer's, agent's, or independent contractor's work for the Company or any of the Company Subsidiaries was concerned, or, in the case of employees, officers and agents, are made during such person's period of employment (or contractual relationship) or in connection therewith. To the Company's knowledge, no present or former employees, officers, directors or independent contractors of the Company or any of the Company Subsidiaries have asserted any claim, or have any valid claim or valid right, to any of the Company's or any of the Company Subsidiaries' Intellectual Property used in or necessary for the conduct of the Company's or the Company Subsidiaries' business as now conducted or as currently proposed to be conducted. To the Company's knowledge, no employee, officer, agent or director of the Company or any of the Company Subsidiaries is a party to or otherwise bound by any agreement with or obligated to any other person (including, any former employer) which conflicts with any obligation or commitment of such employee to the Company or any of the Company Subsidiaries under any agreement to which he or she is a party or otherwise.

  (j) Section 5.13(j) of the Company Disclosure Schedule identifies each person to whom the Company or any of the Company Subsidiaries has sold or otherwise transferred any interest or rights to any Intellectual Property other than transfers pursuant to the development or license agreements with customers entered into in the ordinary course of business or from whom the Company or any Company Subsidiary has purchased rights in any Intellectual Property other than purchases pursuant to development or license agreements with customers entered into in the ordinary course of business, and the date, if applicable, of each such sale, transfer or purchase.

  (k) The Company and each of the Company Subsidiaries have preserved and reasonably maintained notes and records (including, without limitation, drawings, flowcharts, prototypes and models) relating to its material knowhow, inventions, processes, procedures, drawings, specifications, designs, plans, written proposals, technical data, works of authorship and other proprietary technical information of material value to the Company, sufficient to cause such proprietary information to be readily identified, understood and available.

  (l) As used in this Agreement, "Intellectual Property" means all of the following: (i) U.S. and foreign registered and unregistered trademarks, trade dress, service marks, logos, trade names, corporate names and all registrations and applications to register the same (the "Trademarks"); (ii) issued U.S. and foreign patents and pending patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention and like statutory rights (the "Patents"); (iii) U.S. and foreign registered and unregistered copyrights (including, but not limited to, those in computer software and databases), rights of publicity and all registrations and applications to register the same (the "Copyrights");

(iv) all categories of trade secrets as defined in the Uniform Trade Secrets Act including, but not limited to, business information; (v) all licenses and agreements pursuant to which the Company has acquired rights in or to any of the Trademarks, Patents, Copyrights, or licenses and agreements pursuant to which the Company has licensed or transferred the right to use any of the foregoing, other than Standard Third Party Software which is commercially available for licensing at a price of less than $5,000.00 per copy, not including site licenses ("Licenses"); and (vi) all software know how and other proprietary rights which are used or held for use in the Company's business as now conducted or currently proposed to be conducted, other than Standard Third Party Software which is commercially available for licensing at a price of less than $5,000.00 per copy, not including site licenses.

  5.14 Environmental Matters. The Company and the Company Subsidiaries are in compliance with all Environmental Laws (as defined below), except for any noncompliance that, either singly or in the aggregate, would not reasonably be expected to have Company Material Adverse Effect. As used in this Agreement, "Environmental Laws" shall mean all federal, state and local laws, rules, regulations, ordinances and orders that purport to regulate the release of hazardous substances or other materials into the environment, or impose requirements relating to environmental protection. The Company has previously made available to Parent copies of all documents concerning any environmental or health and safety matter adversely affecting the Company and copies of environmental audits or risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials (as defined below), spill control plans and material correspondence with any federal, state or local government, court, administrative agency, commission, or other governmental authority, domestic or foreign, regarding the foregoing. As used in this Agreement, "Hazardous Materials" means any "hazardous waste" as defined in either the United States Resource Conservation and Recovery Act or regulations adopted pursuant to said act, any "hazardous substances" or "hazardous materials" as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act and, to the extent not included in the foregoing, any medical waste, oil or fractions thereof, pollutants or contaminants. There is no administrative or judicial enforcement proceeding pending, or to the best knowledge of the Company threatened, against the Company or any Company Subsidiary under any Environmental Law. Neither the Company nor any Company Subsidiary or, to the best knowledge of the Company, any legal predecessor of the Company or any Company Subsidiary, has received any written notice that it is potentially responsible under any Environmental Law for response costs or natural resource damages, as those terms are defined under the Environmental Laws, at any location and neither the Company nor any Company Subsidiary has transported or disposed of, or allowed or arranged for any third party to transport or dispose of, any waste containing Hazardous Materials at any location included on the National Priorities List, as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, or any location proposed for inclusion on that list or at any location on any analogous state list. The Company has no knowledge of any release on the real property owned or leased by the Company or any Company Subsidiary or predecessor entity of Hazardous Materials in a manner that could result in an order to perform a response action or in material liability under the Environmental Laws and, to the Company's knowledge, there is no hazardous waste treatment, storage or disposal facility, underground storage tank, landfill, surface impoundment, underground injection well, friable asbestos or PCB's, as those terms are defined under the Environmental Laws, located at any of the real property owned or leased by the Company or any Company Subsidiary or predecessor entity or facilities utilized by the Company or the Company Subsidiaries.

  5.15 Employee Benefit Plans.

  (a) Section 5.15 of the Company Disclosure Schedule sets forth a list of every Company Benefit Plan (as hereinafter defined) that has been maintained by the Company or an Affiliate (as hereinafter defined) at any time during the six-year period ending on the date hereof.

  (b) Each Company Benefit Plan which has been intended to qualify under
Section 401(a) of the Code has received a favorable determination or approval letter from the IRS regarding its qualification under such section and neither the Company nor any Affiliate knows, or should reasonably know, that any such Company Benefit Plan has been maintained in a manner that would preclude qualified status, from the effective date of such

Company Benefit Plan through and including the date hereof (or, if earlier, the date that all of such Company Benefit Plan's assets, if any, were distributed), or otherwise fails to satisfy the relevant requirements to provide tax-favored benefits under Code Section 401(a). Each asset held under any such Company Benefit Plan may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability. No partial termination (within the meaning of Section 411(d)(3) of the Code) has occurred with respect to any Company Benefit Plan that has been intended to qualify under Section 401(a) of the Code.

  (c) Neither the Company nor any Affiliate knows of any failure of any party to comply with any laws applicable with respect to the Company Benefit Plans. With respect to any Company Benefit Plan, there has been no (i) "prohibited transaction," as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Code Section 4975, for which an exemption is not available or (ii) material failure to comply with any provision of ERISA, other applicable law, or any agreement, or (iii) non-deductible contribution, which, in the case of any of (i), (ii) or (iii), could reasonably be expected to subject the Company or any Affiliate to liability (including, without limitation, through any obligation of indemnification or contribution) for any damages, penalties, or taxes, or any other material loss or expense. No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Company's knowledge, threatened with respect to any such Company Benefit Plan. All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable law) with respect to all Company Benefit Plans, for all periods prior to the date hereof, either have been made or have been accrued (and all such unpaid but accrued amounts are described on Section 5.15 of the Company Disclosure Schedule).

  (d) No Company Benefit Plan is subject to Title IV of ERISA or is a Multiemployer Plan. None of the Company Benefit Plans has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 subtitle B of title I of ERISA) or has ever promised to provide such post-termination benefits.

  (e) With respect to each Company Benefit Plan, complete and correct copies of the following documents (if applicable to such Company Benefit Plan) have previously been delivered to the Parent: (i) all documents embodying or governing such Company Benefit Plan, and any funding medium for the Company Benefit Plan (including, without limitation, trust agreements) as they may have been amended to the date hereof; (ii) the most recent IRS determination or approval letter with respect to such Company Benefit Plan under Code
Section 401(a), and any applications for determination or approval subsequently filed with the IRS; (iii) the three most recently filed IRS Forms 5500, with all applicable schedules and accountants' opinions attached thereto; (iv) the summary plan description for such Company Benefit Plan (or other descriptions of such Company Benefit Plan provided to employees) and all modifications thereto; (v) any insurance policy (including any fiduciary liability insurance policy or fidelity bond) related to such Company Benefit Plan; (vi) any registration statement or other filing made pursuant to any federal or state securities law; and (vii) all correspondence to and from any state or federal agency within the last six years with respect to such Company Benefit Plan.

  (f) Each Company Benefit Plan required to be listed on Section 5.15 of the Company Disclosure Schedule may be amended, terminated, or otherwise modified by the Company to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals under any Company Benefit Plan and no employee communications or provision of any Company Benefit Plan document has failed to effectively reserve the right of the Company or the Affiliate to so amend, terminate or otherwise modify such Company Benefit Plan.

  (g) The Purchase Plan and each Stock Option Plan have been maintained in compliance with all applicable requirements of federal and state securities laws including (without limitation, if applicable) the requirements that the offering of interests in such Stock Option Plan and Purchase Plan be registered under the Securities Act and/or state "Blue Sky" laws.

  (h) Each Company Benefit Plan has complied with the applicable notification and other applicable requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, Health Insurance Portability and Accountability Act of 1996, the Newborns' and Mothers' Health Protection Act of 1996, and the Mental Health Parity Act of 1996.

  (i) For purposes of this Section:

    (i) "Company Benefit Plan" means (A) all employee benefit plans within the meaning of ERISA Section 3(3) maintained by the Company or any Affiliate, including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA;
  (B) all stock option plans, stock purchase plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements (including any informal arrangements) not described in (A) above maintained by the Company or any Affiliate, including without limitation, any arrangement intended to comply with Code Section 120, 125, 127, 129 or 137; and (C) all plans or arrangements providing compensation to employee and non-employee directors maintained by the Company or any Affiliate. In the case of a Company Benefit Plan funded through a trust described in Code Section 401(a), or any other funding vehicle, each reference to such Company Benefit Plan shall include a reference to such trust, organization or other vehicle;

    (ii) An entity "maintains" a Company Benefit Plan if such entity sponsors, contributes to, or provides benefits under or through such Company Benefit Plan, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under or through such Company Benefit Plan, or if such Company Benefit Plan provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries);

    (iii) An entity is an "Affiliate" of the Company for purposes of this
  Section 5.15 if it would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same "controlled group" as the Company for purposes of ERISA Section 302(d)(8)(C); and

    (iv) "Multiemployer Plan" means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

  5.16 Labor Matters. Neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries relating to their business, except for any such proceeding which could not reasonably be expected to have a Company Material Adverse Effect. To the Company's knowledge there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of the Company Subsidiaries.

  5.17 No Brokers. Neither the Company nor any of the Company Subsidiaries has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of such entity or Parent or Acquisition Sub to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Transactions, except that the Company has retained Updata Capital, Inc. ("Updata") and Parker/Hunter Incorporated ("Parker/Hunter") as its financial advisors in connection with the Transactions. Other than the foregoing arrangements and Parent's arrangements with Donaldson, Lufkin & Jenrette Securities Corporation, the Company is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Transactions. The Company has previously delivered to Parent and its counsel true and correct copies of the agreements relating to the Company's engagement of Updata and Parker/Hunter.

  5.18 Opinion of Financial Advisors. The Company has received the opinions of Updata and Parker/Hunter to the effect that, as of the date hereof, the Offer Price and the Merger Consideration are fair to the holders of the Company Common Stock from a financial point of view, and has delivered a true and correct copy of such opinion to Parent.

  5.19 Related Party Transactions. Set forth in Section 5.19 of the Company Disclosure Schedule is a list of all arrangements, agreements and contracts entered into by the Company or any of the Company Subsidiaries (which are or will be in effect as of or after the date of this Agreement) with (i) any consultant (excluding legal counsel, accountants and financial advisors) (x) involving payments in excess of $10,000 or (y) which may not be terminated at will by the Company or Company Subsidiary which is a party thereto or (ii) any person who is an officer, director or affiliate of the Company or any of the Company Subsidiaries, any relative of any of the foregoing or any entity of which any of the foregoing is an affiliate. All such documents are listed in
Section 5.19 of the Company Disclosure Schedule and the copies of such documents, which have previously been provided or made available to Parent and its counsel, are true and correct copies.

  5.20 Potential Conflicts of Interest. Except as set forth in Schedule 5.20, no officer of the Company or any of the Company Subsidiaries owns, directly or indirectly, any interest in (excepting not more than 1% stock holdings for investment purposes in securities of publicly held and traded companies) or is an officer, director, employee or consultant of any person which is a competitor, lessor, lessee, customer or supplier of the Company or any of the Company Subsidiaries; and no officer or director of the Company or any of the Company Subsidiaries (i) owns, directly or indirectly, in whole or in part, any Intellectual Property which the Company or any of the Company Subsidiaries is using or the use of which is necessary for the business of the Company or any of the Company Subsidiaries, (ii) to the Company's knowledge, has any claim, charge, action or cause of action against the Company or any of the Company Subsidiaries, except for claims for accrued vacation pay, accrued benefits under the Company Benefit Plans and similar matters and agreements existing on the date hereof, (iii) has made, on behalf of the Company or any of the Company Subsidiaries, any payment or commitment to pay any material commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services material to the Company from, any other person of which any officer or director of the Company, or, to the Company's knowledge, a relative of any of the foregoing, is a partner or stockholder (except stock holdings solely for investment purposes in securities of publicly held and traded companies), (iv) owes any money to the Company or any of the Company Subsidiaries, or (v) is owed any money by the Company or any of the Company Subsidiaries.

  5.21 Contracts and Commitments. Section 5.21 of the Company Disclosure Schedule sets forth (i) all notes, debentures, bonds and other evidence of indebtedness which are secured or collateralized by mortgages, deeds of trust or other security interests in the Company Properties or personal property of the Company or any of the Company Subsidiaries, or by any direct or indirect ownership interest in the Company or any of the Company Subsidiaries, (ii) each Commitment entered into by the Company or any of the Company Subsidiaries which may result in total payments by or liability of the Company or any Company Subsidiary in excess of $25,000 individually and $100,000 in the aggregate for a series of Commitments to the same third party, (iii) all leases and subleases entered into by the Company or any of the Company Subsidiaries as lessor, sublessor, lessee or sublessee which may result in total payments or liability in excess of $25,000 individually and $100,000 in the aggregate for a series of leases or subleases with the same third party,
(iv) all material contracts between (A) the Company and US West, Inc. and its affiliated entities and (B) the Company and Bell South Corporation and its affiliated entities and contracts performed on behalf of Bell South and its affiliated entities by Andersen Consulting LLP (the "Customer Contracts") and
(v) all other Company Agreements which individually would reasonably be expected to result in payments to the Company in excess of $25,000 individually and $100,000 in the aggregate for a series of Company Agreements with the same third party, or otherwise materially affect the Company's present operations. The foregoing are listed in Section 5.21 of the Company Disclosure Schedule and the copies of such documents, which have previously been provided to Parent and its counsel, are true and correct. Each of (i) the Customer Contracts and (ii) the other documents described in said Section 5.21 of the Company Disclosure Schedule (which term specifically excludes the Customer Contracts) is legally valid and binding and in full force and effect, except in the case of the Material Contracts where the failure to be legally valid and binding and in full force and effect would not have a Company Material Adverse Effect, and there are no material defaults thereunder by the Company, or to the Company's knowledge by any other party thereto, except in the case of the Material Contracts those defaults that could not reasonably be expected to have a Company Material Adverse Effect. All joint venture agreements to which the Company or any of the Company Subsidiaries is a party are set forth in Section 5.21 of the Company Disclosure Schedule and neither the Company nor any of the Company Subsidiaries is in default with respect to any obligations thereunder, which individually or in the aggregate, are material.

  5.22 Year 2000. Except as set forth in Section 5.22 of the Company Disclosure Schedule, the Company has identified and analyzed both internally developed and acquired software which is material to its operations or which has been or is being provided or delivered to customers and utilizes date embedded codes that may experience operations problems when the Year 2000 is reached and, where problems have arisen, has made, or has coordinated with customers, suppliers, financial institutions and others with which it has business relationships that are material to the Company's business to make, all necessary modifications to the identified software to make such software Year 2000 compliant. Except as disclosed in the Company SEC Reports, the Company and the Company Subsidiaries have not incurred, and do not expect to incur, significant operating expenses or been required, or expect to be required, to invest heavily in computer systems improvements to be Year 2000 compliant, and business operations have not been disrupted and, to the Company's knowledge, its customers have not experienced any material interruption of service as a result of making such software Year 2000 compliant. Section 5.22 of the Company Disclosure Schedule identifies all outstanding Year 2000 compliance problems known to the Company relating to its software (including, without limitation, software provided or delivered to customers), with a correct and materially complete statement of the status of the Company's efforts to correct such problems. "Year 2000 compliant" means, with respect to the Company's information technology, the information technology is designed to be used prior to, during and after the calendar Year 2000 A.D., and the information technology used during each such time period will accurately receive, provide and process date/time data (including, without limitation, calculating, comparing and sequencing) from, into and between the 20th and 21st centuries, including the years 1999 and 2000, and leap-year calculations and will not materially malfunction, cease to function, or provide invalid or incorrect results as a result of date/time data, to the extent that other information technology, used in combination with the information technology being acquired, properly exchanges date/time data with it. "Information technology," means computer software, computer firmware, computer hardware (whether general or specific purpose), and other similar or related items of automated, computerized, or software system(s) that are used or relied on by the Company and the Company Subsidiaries in the conduct of its business.

  5.23 Vote Required for Merger. The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the Transactions in connection with the consummation of the Merger.

  5.24 Suppliers and Customers. Except as set forth on Schedule 5.24, since December 31, 1997, no material licensor, vendor, supplier, licensee or customer of the Company or any of the Company Subsidiaries has canceled or otherwise materially and adversely modified its relationship with the Company or any of the Company Subsidiaries and, to the Company's knowledge, (i) no such person has expressed any intention to do so, and (ii) the consummation of the Transactions will not adversely affect any of such relationships.

  5.25 Insurance. The Company and the Company Subsidiaries are covered by insurance in scope and amount customary and reasonable for the businesses in which they are engaged. Except as disclosed on Section 5.25 of the Disclosure Schedule, each insurance policy to which the Company or any of the Company Subsidiaries is a party is in full force and effect and will not require any consent as a result of the consummation of the transactions contemplated by this Agreement. Neither the Company nor any of the Company Subsidiaries is in material breach or default (including with respect to the payment of premiums or the giving of notices) under any insurance policy to which it is a party, and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default by the Company or any of the Company Subsidiaries or would permit termination, modification or acceleration, under such policies; and the Company has not received any notice from the insurer disclaiming coverage or reserving rights with respect to any material claim or any such policy in general.

  5.26 Disclosure. The representations, warranties and statements made by the Company in this Agreement and in the Company Disclosure Schedule and in the certificates and the Company Disclosure Schedule delivered pursuant hereto do not contain any untrue statement of a material fact, and, when taken together with each other and the Company SEC Reports, do not omit to state any material fact necessary to make such representations, warranties and statements, in light of the circumstances under which they are made, not misleading.

  5.27 Definition of the Company's Knowledge. As used in this Agreement, the phrase "to the knowledge of the Company" or any similar phrase means, after due inquiry of the Company's employees, advisors and representatives and reasonable investigation of the Company's books and records, the actual knowledge of those individuals identified in Section 5.27 of the Company Disclosure Schedule.

                                  ARTICLE VI

                    Conduct of Business Pending the Merger

  6.1 Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, except as otherwise contemplated by this Agreement, the Company shall, and shall cause each of the Company Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course, consistent with past practice, and use their best efforts to preserve intact their present business organizations, keep available the services of their present advisors, managers, officers and employees and preserve their relationships with customers, suppliers, licensors and others having business dealings with them and continue existing contracts as in effect on the date hereof (for the term provided in such contracts). Without limiting the generality of the foregoing, neither the Company nor any of the Company Subsidiaries will (except as expressly permitted by this Agreement or as contemplated by the Offer or the Transactions contemplated hereby or to the extent that Parent shall otherwise consent in writing):

  (a) (i) declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or (iii) repurchase, redeem or otherwise acquire any of its securities, except, in the case of clause (iii), for the acquisition of Shares from holders of Options in full or partial payment of the exercise price payable by such holders upon exercise of Options outstanding on the date of this Agreement;

  (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (including indebtedness having the right to vote) or equity equivalents (including, without limitation, stock appreciation rights) (other than the issuance of Shares upon the exercise of Options outstanding on the date of this Agreement in accordance with their present terms);

  (c) acquire, sell, lease, encumber, transfer or dispose of any assets outside the ordinary course of business which are material to the Company or any of the Company Subsidiaries (whether by asset acquisition, stock acquisition or otherwise), except pursuant to obligations in effect on the date hereof which have been disclosed in writing to Parent and Acquisition Sub prior to the date hereof and set forth on Schedule 6.1(c) of the Company Disclosure Schedule;

  (d) (i) incur any amount of indebtedness for borrowed money, guarantee any indebtedness, issue or sell debt securities or warrants or rights to acquire any debt securities, guarantee (or become liable for) any debt of others, make any loans, advances or capital contributions, mortgage, pledge or otherwise encumber any material assets, create or suffer any material lien thereupon other than in the ordinary course of business consistent with prior practice or (ii) incur any short-term indebtedness for borrowed money, except, in each such case, pursuant to credit facilities in existence on the date hereof which have been disclosed in writing to Parent and Acquisition Sub prior to the date hereof and set forth on Schedule 6.1(d) of the Company Disclosure Schedule and as necessary to carry on the Company's business in the usual, regular and ordinary course, consistent with past practice;

  (e) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any payment, discharge or satisfaction (i) in the ordinary course of business consistent with past practice, or (ii) in connection with the Transactions;

  (f) change any of the accounting principles or practices used by it (except as required by generally accepted accounting principles, in which case written notice shall be provided to Parent and Acquisition Sub prior to any such change);

  (g) except as required by law, (i) enter into, adopt, amend or terminate any Company Benefit Plan, (ii) enter into, adopt, amend or terminate any agreement, arrangement, plan or policy between the Company or any of the Company Subsidiaries and one or more of their directors or officers, or (iii) except for normal increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Company Benefit Plan or arrangement as in effect as of the date hereof;

  (h) adopt any amendments to the Company Certificate or the Company Bylaws, except as expressly provided by the terms of this Agreement;

  (i) enter into a new agreement or amend any existing agreement which could reasonably be expected to have a Company Material Adverse Effect;

  (j) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

  (k) enter into or amend, extend or otherwise alter any collective bargaining agreement;

  (l) settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises or litigation where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed $10,000;

  (m) grant any new or modified severance or termination arrangement or increase or accelerate any benefits payable under its severance or termination pay policies in effect on the date hereof, except as required under the present terms of any employment agreement or severance agreement in effect on the date of this Agreement;

  (n) enter into any transaction, contract or arrangement with any affiliate, except as required under the present terms of any contract or arrangement with any such affiliate in effect on the date of this Agreement;

  (o) enter into any other material agreement outside the ordinary course of business;

  (p) enter into an agreement to take any of the foregoing actions; or

  (q) authorize any of, or commit or agree to take any of, or take any corporate action in furtherance of, any of the foregoing actions.

                                  ARTICLE VII

                             Additional Agreements

  7.1 Other Filings. As promptly as practicable, the Company, Parent and Acquisition Sub each shall properly prepare and file any other filings required under the Exchange Act or any other federal or state law relating to the Merger and the Transactions (including filings, if any, required under the HSR Act) (collectively, "Other Filings"). Each of Parent and the Company shall promptly notify the other of the receipt of any comments on, or any request for amendments or supplements to, any Other Filings by the Commission or any other Governmental Entity or official, and each of the Company and Parent shall supply the other with copies of all correspondence between it and each of its Subsidiaries and representatives, on the one hand, and the Commission or the members of its staff or any other appropriate governmental official, on the other hand, with respect to any of the Other Filings. The Company, Parent and Acquisition Sub each shall use its respective best efforts to obtain and furnish the information required to be included in any Other Filings.

  7.2 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including the taking of such actions as are necessary to obtain any necessary consents, approvals, orders, exemptions and authorizations by or from any public or private third party, including without limitation any that are required to be obtained under any federal, state or local law or regulation or any contract, agreement or instrument to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound, to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the Transactions, to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Transactions, and to effect all necessary registrations and Other Filings, including, but not limited to, filings under the HSR Act, if any, and submissions of information requested by governmental authorities. For purposes of the foregoing sentence, the obligation of the Company, Parent and Acquisition Sub to use their "best efforts" to obtain waivers, consents and approvals to loan agreements, leases and other contracts shall not include any obligation to agree to an adverse modification of the terms of such documents or to prepay or incur additional obligations to such other parties.

  7.3 Fees and Expenses. Except as set forth in Section 9.2 hereof, whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs or expenses. Notwithstanding the foregoing, upon consummation of the Merger, Parent may be reimbursed by the Company for all costs and expenses incurred by Parent and Acquisition Sub in connection with this Agreement and the Transactions.

  7.4 No Solicitations.

  (a) Except as explicitly permitted hereunder, the Company shall not, and shall not authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal (as hereinafter defined), or (ii) participate in any discussions or negotiations regarding an Acquisition Proposal; provided, however, that if, at any time prior to the approval of this Agreement by the holders of Company Common Stock, the Company Board determines in good faith, based on the advice of independent legal counsel, that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties to the Company's stockholders under applicable law, the Company, in response to a bona fide written Acquisition Proposal that (A) was unsolicited or that did not otherwise result from a breach of this Section 7.4, and (B) is reasonably likely to lead to a Superior Proposal (as hereinafter defined), may (x) furnish non-public information with respect to the Company to the person who made such Acquisition Proposal pursuant to a customary confidentiality agreement containing terms no more favorable to such person than those contained in the Confidentiality Agreement (as hereinafter defined) and (y) participate in negotiations regarding such Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director or officer of the Company or any of the Company Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative of the Company or any of the Company Subsidiaries, shall be deemed to be a breach of this Section 7.4 by the Company.

  (b) The Company Board shall not (1) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Acquisition Sub, its approval or recommendation of this Agreement, the Offer or the Merger, (2) approve or recommend an Acquisition Proposal to its stockholders or (3) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement with respect to an Acquisition Proposal (except for the confidentiality agreement referred to in clause (x) of Section 7.4(a) hereof) unless there is a Superior Proposal outstanding and the Company Board shall have (A) determined in good faith, based on the advice of independent legal counsel, that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties to the Company's stockholders under applicable law, and (B) terminated this Agreement pursuant to Section 9.1(c)(ii).

  (c) Nothing contained in this Section 7.4 shall prohibit the Company from at any time taking and disclosing to its stockholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act; provided, however, that neither the Company nor the Company Board shall, except as permitted by Section 7.4(b), propose to approve or recommend an Acquisition Proposal.

  (d) The Company shall promptly (but in any event within one day) advise Parent orally and in writing of any Acquisition Proposal (including amendments or proposed amendments) or any inquiry regarding the making of an Acquisition Proposal including any request for information, the material terms and conditions of such request, Acquisition Proposal or inquiry and the identity of the person making such request, Acquisition Proposal or inquiry. The Company shall promptly (but in any event within one day) keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

  (e) As used in this Agreement, the term "Acquisition Proposal" shall mean any proposed or actual (i) merger, consolidation or similar transaction involving the Company, (ii) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of the Company or the Company Subsidiaries representing 15% or more of the consolidated assets of the Company and the Company Subsidiaries, (iii) issue, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 15% or more of the votes associated with the outstanding securities of the Company, (iv) transaction in which any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the outstanding Shares, (v) recapitalization, restructuring, liquidation, dissolution, or other similar type of transaction with respect to the Company or (vi) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term "Acquisition Proposal" shall not include the Offer, the Merger and the Transactions.

  (f) As used in this Agreement, a "Superior Proposal" means any bona fide Acquisition Proposal, which is not subject to the receipt of any necessary financing and which the Company Board determines in its good faith judgment, based on the advice from an independent financial advisor, is superior to the Company's stockholders from a financial point of view to the Offer and the Merger.

  7.5 Officers' and Directors' Indemnification. Parent agrees that all rights to indemnification existing in favor of, and all limitations on the personal liability of, the directors, officers, employees and agents of the Company and the Company Subsidiaries provided for in the Company Certificate or Company Bylaws as in effect as of the date hereof with respect to matters occurring prior to the Effective Time, and including the Offer and the Merger, shall continue in full force and effect for a period of not less then six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claims (a "Claim") asserted or made within such period shall continue until the disposition of such Claim. At or prior to the Effective Time, Parent shall purchase directors' and officers' liability insurance coverage for the Company's directors and officers in a form reasonably acceptable to the Company which shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable to the insured persons than, the directors' and officers' liability insurance coverage presently maintained by the Company; provided, however, than in any event the total aggregate cost of such policy shall not exceed $250,000 (the "Maximum Amount"); and provided, further, that if such coverage cannot be obtained for such cost, the Company will maintain, for such six-year period, the maximum amount of comparable coverage as shall be available for the Maximum Amount on such terms.

  7.6 Access to Information; Confidentiality. From the date hereof until the Effective Time, the Company shall, and shall cause each of the Company Subsidiaries and each of the Company's and Company Subsidiaries' officers, employees and agents to, afford to Parent and to the officers, employees and agents of Parent complete access at all reasonable times to such officers, employees, agents, properties, books, records and contracts, and shall furnish Parent such financial, operating and other data and information as Parent may reasonably request. Prior to the Effective Time, Parent and Acquisition Sub shall hold in confidence all such information on the terms and subject to the conditions contained in that certain confidentiality agreement between Acquisition Sub and the Company dated August 27, 1998 (the "Confidentiality Agreement"). The Company hereby waives the provisions of the Confidentiality Agreement as and to the extent necessary to permit the making and consummation of the Transactions. Upon the Merger, such Confidentiality Agreement shall terminate.

  7.7 Financial and Other Statements. Notwithstanding anything contained in
Section 7.6, during the term of this Agreement, the Company shall also provide to Parent the following documents and information:

  (a) As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter ending after the date of this Agreement, the Company will deliver to Parent its Quarterly Report on Form 10-Q as filed under the Exchange Act. As soon as reasonably available, but in no event more than 90 days after the end of each fiscal year ending after the date of this Agreement, the Company will deliver to Parent its Annual Report on Form 10-K, as filed under the Exchange Act. The Company will also deliver to Parent, contemporaneously with its being filed with the Commission, a copy of each Current Report on Form 8-K.

  (b) Promptly upon receipt thereof, the Company will furnish to Parent copies of all internal control reports submitted to the Company or any Company Subsidiary by independent accountants in connection with each annual, interim or special audit of the books of the Company or any such Company Subsidiary made by such accountants.

  (c) As soon as practicable, the Company will furnish to Parent copies of all such financial statements and reports as it or any Company Subsidiary shall send to its stockholders, the Commission or any other regulatory authority, to the extent any such reports furnished to any such regulatory authority are not confidential and except as legally prohibited thereby.

  (d) As soon as practicable, the Company will furnish to Parent (i) monthly profit and loss statements, (ii) a listing of accounts receivable, including aging, as of the end of each month, (iii) inventory analysis as of the end of each month, (iv) a listing of accounts payable, including aging, as of the end of each month, and (v) such additional financial data as Parent may reasonably request.

  7.8 Right to Board Materials. From the date hereof until the earlier to occur of the consummation of the Offer or the termination of this Agreement in accordance with its terms, the Company shall provide Parent and Acquisition Sub copies of all notices, minutes, consents and other written materials that it provides to its directors; provided, however, that Parent and Acquisition Sub shall hold in confidence all information so provided; provided further, however, that the Company shall not be obligated to provide any such materials concerning the transactions contemplated hereby or by any Acquisition Proposal (other than as contemplated by Section 7.4 hereof).

  7.9 Advice of Change. Each party will promptly advise the other of (i) any change or the occurrence or non-occurrence of any event that has had or could reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, or which could be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate under circumstances in which such untruth or inaccuracy is reasonably likely to result in the condition to the Offer set forth in paragraph (c) of Annex A hereto to fail to be satisfied, and (ii) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement under circumstances in which such failure is reasonably likely to result in the condition to the Offer set forth in paragraph (e) of Annex A hereto to fail to be satisfied.

  7.10 Public Announcements. The Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the Transactions and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by law or the applicable rules of any stock exchange or of Nasdaq if it has used its best efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner. In this regard, the parties shall make a joint public announcement of the Offer and the Transactions contemplated thereby no later than (i) the close of trading on the Nasdaq Stock Market on the day this Agreement is signed, if such signing occur during a business day or (ii) the opening of trading on the Nasdaq Stock Market on the business day following the date on which this Agreement is signed, if such signing does not occur during a business day.

  7.11 Employee Benefit Arrangements

  (a) Except as may otherwise be agreed to by the parties thereto, after the Closing Parent shall cause Acquisition Sub or the Company to honor all obligations under the existing terms of the employment and severance agreements to which the Company or any Company Subsidiary is presently a party. For a period of up to twelve months following the Effective Time as determined by Parent in its sole discretion (the "Transition Period"), employees of the Company will continue to participate in the employee benefit plans of the Company on substantially similar terms to those currently in effect. Following the Transition Period, the Company's employees will be permitted to participate in the employees benefit plans of Parent as in effect on the date thereof on terms substantially similar to those provided to employees of Parent. Nothing contained in this Section 7.11 shall be construed to grant any right of continued employment to any present employee of the Company or any of the Company Subsidiaries.

  (b) If any employee of the Company or any of the Company Subsidiaries becomes a participant in any employee benefit plan, practice or policy of Parent, any of its affiliates or the Surviving Corporation, such employee shall be given credit under such plan for all service prior to the Effective Time with the Company and the Company Subsidiaries and prior to the time such employee becomes such a participant, for purpose of eligibility (including, without limitation, waiting periods) and vesting but not for any other purposes for which such service is either taken into account or recognized (including, without limitation, benefit accrual); provided, however, that such employees will be given credit for such service for purposes of any vacation policy. In addition, if any employees of the Company or any of the Company Subsidiaries employed as of the Closing Date become covered by a medical plan of Parent, any of its affiliates or the Surviving Corporation, such medical plan shall not impose any exclusion on coverage for preexisting medical conditions with respect to these employees.

                                 ARTICLE VIII

                           Conditions to the Merger

  8.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver, where permissible, at or prior to the Closing Date, of each of the following conditions:

  (a) Stockholder Approval. If required by applicable law, this Agreement and the Transactions, including the Merger, shall have been approved and adopted by the affirmative vote of the stockholders of the Company to the extent required by the DGCL and the Company Certificate.

  (b) Hart-Scott-Rodino Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

  (c) Other Regulatory Approvals. All necessary approvals, authorizations and consents of any governmental or regulatory entity required to consummate the Merger shall have been obtained and remain in full force and effect, and all waiting periods relating to such approvals, authorizations and consents shall have expired or been terminated.

  (d) No Injunctions, Orders or Restraints; Illegality. No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority shall be in effect which would (i) make the consummation of the Merger illegal, or (ii) otherwise restrict, prevent or prohibit the consummation of any of the Transactions, including the Merger.

  (e) Purchase of Shares in Offer. Parent, Acquisition Sub or their affiliates shall have purchased Shares pursuant to the Offer.

                                  ARTICLE IX

                       Termination, Amendment and Waiver

  9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after stockholder approval thereof:

  (a) by the mutual written consent of the Parent or Acquisition Sub and the Company.

  (b) by either of the Company or the Parent or the Acquisition Sub:

    (i) if the Offer is terminated, withdrawn or expires pursuant to its terms without any Shares having been purchased thereunder; provided, however, that neither Parent, Acquisition Sub nor the Company may terminate this Agreement pursuant to this Section 9.1 (b) (i) if such party has materially breached this Agreement; or

    (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger.

  (c) by the Company:

    (i) if (x) Parent or Acquisition Sub shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; or (y) Parent or Acquisition Sub shall not have purchased Shares pursuant to the Offer by December 31, 1998; or
  (z) the Offer shall have been terminated without Parent or Acquisition Sub having purchased any Shares in the Offer.

    (ii) in connection with entering into a definitive agreement to effect a Superior Proposal in accordance with Section 7.4(b)(3) hereof; provided, however, that the Company shall provide Parent with written notice not later than 12:00 noon two business days in advance of any date that it intends to exercise its termination rights and enter into such agreement (which notice shall specify proposed terms of such agreement and the identity of the persons making such proposal); and provided further, however, that prior to any such termination pursuant to this Section 9.1(c)(ii) the Company shall have made all payments to Parent required by
  Section 9.2(b); or

    (iii) if Parent or Acquisition Sub shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within 15 days after the giving of written notice to Parent or Acquisition Sub except, in any case, for such breaches which are not reasonably likely to affect adversely Parent's or Acquisition Sub's ability to consummate the Offer or the Merger, provided, however, that no cure period shall be applicable under any circumstances to the matters set forth in Section 9.1(c)(i).

  (d) by the Parent or Acquisition Sub:

    (i) if, prior to the commencement of the Offer, due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions set forth in Annex A hereto under circumstances in which such failure could not reasonably be expected to be cured within 15 days after the giving of written notice by Parent or Acquisition Sub, Parent or Acquisition Sub shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer;

    (ii) if, prior to the purchase of Shares pursuant to the Offer, the Company shall have breached any representation, warranty, covenant or other agreement contained in this Agreement which breach (A) would give rise to the failure of a condition set forth in paragraph (c) or (e) of Annex A hereto, and (B) cannot be or has not been cured within 15 days after the giving of written notice to the Company; or

    (iii) if, prior to the purchase of Shares pursuant to the Offer, Parent or Acquisition Sub is entitled to terminate the Offer as a result of (x) the occurrence of any event set forth in Annex A hereto, or (y) in the case of the conditions set forth in paragraph (c) or (e) of Annex A hereto, the failure of any such condition under circumstances in which such failure could not reasonably be expected to be cured within 15 days after the giving of written notice to the Company.

  9.2 Effect of Termination.

  (a) In the event of the termination of this Agreement pursuant to Section
9.1 hereof, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of any party hereto or its affiliates, trustees, directors, officers or stockholders and all rights and obligations of any party hereto shall cease except for the agreements contained in Sections 7.3, 9 and 10; provided, however, that nothing contained in this Section 9.2 shall relieve any party from liability for any fraud or willful breach of this Agreement.

  (b) If (i) Parent and Acquisition Sub terminate this Agreement pursuant to
Section 9.1(d)(ii) by reason of a willful breach by the Company or (ii) the Company terminates this Agreement pursuant to Section 9.1(c)(ii), then the Company shall pay to Parent an amount in cash equal to the sum of (x) $2,000,000 (the "Termination Fee"), plus (y) Parent's out-of-pocket costs and expenses in connection with this Agreement and the Transactions, including without limitation, fees and disbursements of its outside legal counsel, investment bankers, accountants and other consultants retained by or on behalf of Parent together with the other out-of-pocket costs incurred by it in connection with analyzing, structuring, participating in the negotiations of the terms and conditions, arranging financing, conducting due diligence and other activities related to the Offer and the Merger and the Transactions, including, without limitation, commitment fees paid to potential lenders (collectively, the "Parent Expenses"); provided, however, that the aggregate amount of all Parent Expenses to be reimbursed by the Company shall not exceed $1,000,000.

  (c) Any payment required by this Section 9.2 shall be payable by the Company to Parent by wire transfer of immediately available funds to an account designated by Parent and, in the case of any termination by Parent or Acquisition Sub contemplated by Section 9.2(b)(i), shall be payable within two days after demand therefor is made by Parent. The parties acknowledge and agree that the provisions of this Section 9.2 are included herein in order to induce Parent and Acquisition Sub to enter into this Agreement and to reimburse Parent and Acquisition Sub for incurring the costs and expenses related to entering into this Agreement and consummating the Transactions. In the event that the Company shall fail to pay the Termination Fee and Parent Expenses when due, the terms "Termination Fee" and "Parent Expenses" shall be deemed to include (i) interest on such unpaid Termination Fee and Parent Expenses, commencing on the date such amount or amounts become due, at a rate per annum equal to the rate of interest publicly announced by Citibank, N.A. from time to time, in the City of New York, as such bank's Prime Rate, and
(ii) any and all costs and expenses (including without limitation attorneys' fees and disbursements) incurred by Parent and/or Acquisition Sub in enforcing their rights under this Section 9.2.

  9.3 Amendment. This Agreement may be amended by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto at any time before or after any approval hereof by the stockholders of the Company and Acquisition Sub, but in any event following authorization by the Acquisition Sub Board and the Company Board; provided, however, that after any such stockholder approval, no amendment shall be made which by law requires further approval by stockholders without obtaining such approval.

  9.4 Extension; Waiver. At any time prior to the Closing, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE X

                              General Provisions

  10.1 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by cable, telegram, telecopier or telex or sent by prepaid overnight carrier to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

    (a) if to Parent or Acquisition Sub:

      Logica Inc.
      32 Hartwell Avenue
      Lexington, MA 02421

      with a copy to:

      Goodwin, Procter & Hoar llp
      Exchange Place
      Boston, Massachusetts 02109
      Attn: Thomas P. Storer, P.C.
              Joseph L. Johnson III, Esq.

    (b) if to the Company:

      Carnegie Group, Inc.
      Five PPG Place
      Pittsburgh, PA 15222
      with a copy to:

      Morgan, Lewis & Bockius, LLP
      One Oxford Center
      32nd Floor
      Pittsburgh, PA 15219
      Attn: Marlee Myers, Esq.

  10.2 Interpretation. When a reference is made in this Agreement to subsidiaries of Parent, Acquisition Sub or the Company, the word "Subsidiary" means any corporation more than 50% of whose outstanding voting securities, or any partnership, joint venture or other entity more than 50% of whose total equity interest, is directly or indirectly owned by Parent, Acquisition Sub or the Company, as the case may be. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  10.3 Non-Survival of Representations, Warranties, Covenants and
Agreements. Except for Section 7.3, 7.5, 7.6 (except as provided therein),
7.11 and 10.7 none of the representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, and thereafter there shall be no liability on the part of either Parent, Acquisition Sub or the Company or any of their respective officers, directors or stockholders in respect thereof. Except as expressly set forth in this Agreement, there are no representations or warranties of any party hereto, express or implied.

  10.4 Miscellaneous. This Agreement (i) constitutes, together with the Confidentiality Agreement, Annex A hereto, the Company Disclosure Letter and the schedule referred to in Section 4.3 hereof, the entire agreement and supersedes all of the prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (ii) shall be binding upon and inure to the benefits of the parties hereto and their respective successors and assigns and is not intended to confer upon any other person (except as set forth below) any rights or remedies hereunder and (iii) may be executed in two or more counterparts which together shall constitute a single agreement. Section 7.5 and Section 7.11 are intended to be for the benefit of those persons described therein and the covenants contained therein may be enforced by such persons. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Delaware Courts (as hereinafter defined), this being in addition to any other remedy to which they are entitled at law or in equity.

  10.5 Assignment. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

  10.6 Severability. If any provision of this Agreement, or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

  10.7 Choice of Law/Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of the Company, Parent and Acquisition Sub hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the Transactions (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party's agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware. For purposes of implementing the parties' agreement to appoint and maintain an agent for service of process in the State of Delaware, each such party does hereby appoint The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, as such agent.

  10.8 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

  10.9 No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto unless and until (i) the Board of Directors of the Company has approved, for purposes of Section 203 of the Delaware General Corporation Law and any applicable provision of the Company's certificate of incorporation, the terms of this Agreement, and (ii) this Agreement is executed by the parties hereto.

  In Witness Whereof, Parent, Acquisition Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          Logica Inc.

                                                    /s/ Corey Torrence
                                          By: _________________________________
                                            Name: Corey Torrence
                                            Title:President and Chief
                                           Executive Officer

                                          Logica Acquisition Corp.

                                                    /s/ Corey Torrence
                                          By: _________________________________
                                            Name: Corey Torrence
                                            Title:President

                                          Carnegie Group, Inc.

                                                   /s/ Dennis Yablonsky
                                          By: _________________________________
                                            Name: Dennis Yablonsky
                                            Title:President and Chief
                                           Executive Officer

                                                                        ANNEX A

                               OFFER CONDITIONS

  The capitalized terms used in this Annex A have the meanings set forth in the attached Agreement, except that the term "Agreement" shall be deemed to refer to the attached Agreement attached together with this Annex A.

  Notwithstanding any other provision of the Offer or the Agreement and subject to Rule 14c-1(c) under the Exchange Act, Acquisition Sub shall not be required to accept for payment or pay for any Shares and may delay the acceptance for payment of and payment for any Shares and may amend or terminate the Offer and not accept for payment any Shares, if (i) there shall not have been validly tendered to Acquisition Sub pursuant to the Offer and not withdrawn immediately prior to the expiration of the Offer, at least that number of Shares that, when taken as a whole with all other Shares owned or acquired by Acquisition Sub (whether pursuant to the Offer or otherwise), constitutes at least that number of Shares on a fully diluted basis constituting the Minimum Percentage (the "Minimum Condition"), (ii) prior to the time of payment for any such Shares, any applicable waiting period (and any extension thereof) under the HSR Act in respect of the Offer shall not have expired or been terminated, or (iii) at any time on or after the date of the Agreement, and prior to the acceptance for payment of Shares or the payment therefor any of the following conditions exist or shall occur or remain in effect:

    (a) There shall have been any statute, rule, regulation, order or injunction enacted, promulgated, entered or enforced by any state or federal government or governmental authority or by any United States or state court of competent jurisdiction (a "Governmental Entity") which (i) restrains or prohibits the making of the Offer or the Closing, (ii) restricts, prevents or prohibits the ownership or operation by Parent (or any Parent Subsidiaries) of any portion of the Company's or the Company Subsidiaries' business, properties or assets which is material to the Company as a whole, or compels Parent (or any Parent Subsidiaries) to dispose of or hold separate any portion of the Company's or the Company Subsidiaries' business, properties or assets which is material to the Company as a whole, (iii) imposes any material limitation on the ability of Parent or Acquisition Sub effectively to acquire or to hold or to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by Parent or Acquisition Sub on all matters presented to the stockholders of the Company, (iv) imposes any limitations on the ability of Parent or Parent Subsidiaries to control in any material respect the business, properties and operations of the Company, or (v) which otherwise results in a Company Material Adverse Effect;

    (b) There shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, the American Stock Exchange or Nasdaq which shall continue for more than 24 hours, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the United Kingdom (whether or not mandatory), (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or the United Kingdom which has a material adverse effect on Parent PLC's ability to borrow sufficient funds under its bank facilities to purchase and pay for the Shares pursuant to the Offer and the Merger in accordance with the terms of the Merger Agreement, or (iv) any limitation (whether or not mandatory) by any United States or United Kingdom governmental authority or agency on the extension of credit by banks or other financial institutions which has a material adverse effect on Parent PLC's ability to borrow sufficient funds under its bank facilities to purchase and pay for the Shares pursuant to the Offer and the Merger in accordance with the terms of the Merger Agreement;

    (c) Any of the representations and warranties of the Company set forth in the Agreement (i) specifically concerning the Customer Contracts in Section
  5.21 hereof or (ii) that are qualified as to Company Material Adverse Effect shall not have been, or shall cease to be, true and correct (whether because of circumstances or events occurring in whole or in part prior to, on or after the date of the Agreement) or any of the representations and warranties of the Company set forth in the Agreement that are not so qualified shall not have been, or cease to be, true and correct (whether because of circumstances or events occurring in whole or in part prior to, on or after the date of the Agreement) under circumstances in which such failure to be true and correct results in a Company Material Adverse Effect;

    (d) Since the date of the Agreement, there has occurred any change that, when taken together with all other such changes, has a Company Material Adverse Effect;

    (e) The Company shall not have performed all obligations required to be performed by it under the Agreement, including, without limitation, the covenants contained in Article 2, 6 or 7 thereof, except where any failure to perform (i) would, individually or in the aggregate, not materially impair or significantly delay the ability of Acquisition Sub to consummate the Offer; (ii) has been caused by or results from a material breach of this Agreement by Parent or Acquisition Sub; or (iii) does not have a Company Material Adverse Effect (provided, however, that the foregoing exceptions shall not apply to the covenants contained in Article 2);

    (f) The Agreement shall have been terminated in accordance with its terms;

    (g) A tender or exchange offer for some portion of or all the Shares shall have been publicly proposed to be made or shall have been made by another person with respect to the Shares;

    (h) Parent shall have learned that any person, entity or "group" (within the meaning of Section 13(d) of the Exchange Act) shall have acquired beneficial ownership of more than 5% of the Shares, through the acquisition of Shares, the formation of a group or otherwise, or shall have been granted any right, option or warrant, conditional or otherwise, to acquire ownership of more than 5% of the Shares; provided, however, that the acquisition of beneficial ownership of more than 5% of the Shares but less than 15% of the Shares by any such person, entity or "group" as contemplated by the foregoing shall not be deemed a failure of this condition provided that such Shares were acquired and are held by such person, entity or "group" solely as a passive investment and not (x) with a purpose or effect of changing or influencing control of the Company, or (y) in connection with or as a participant in any transaction having that purpose or effect, in each case other than the Offer;

    (i) Any consent, authorization, order or approval of (or filing or registration with) any governmental commission, board, other regulatory body or other third party required to be made or obtained by the Company or any of the Company Subsidiaries or affiliates in connection with the execution, delivery and performance of this Agreement shall not have been obtained or made, except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration, would not have a Company Material Adverse Effect;

    (j) Any Principal Stockholder who has executed a Tender Agreement shall have failed to tender his or her Shares or the option set forth in Paragraph 3 of any of the Tender Agreements shall not be in full force and effect in accordance with the terms thereof, or any United States federal or state court of competent jurisdiction shall have issued an injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the enforcement of any of the terms of any Tender Agreement.

    (k) The Company is unable to obtain waivers (on terms reasonably satisfactory to Parent and Acquisition Sub) with respect to any default, termination, acceleration of payment or performance or modification clause contained in any contract, agreement, commitment, or lease, to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries, or their respective properties or assets is bound, except where the failure to have so obtained such waiver or waivers does not have a Company Material Adverse Effect.

  The foregoing conditions (i) may be asserted by Parent or Acquisition Sub regardless of the circumstances (including any action or inaction by Parent or Acquisition Sub or any of its affiliates other than a material breach of the Agreement), and (ii) are for the sole benefit of Parent, Acquisition Sub and their respective affiliates. The foregoing conditions may be waived by Parent, in whole or in part, at any time and from time to time, in the sole discretion of Parent. The foregoing conditions may be considered to be material to the Offer. The failure by Parent or Acquisition Sub at any time to exercise any of the foregoing rights will not be deemed a waiver of any right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

  Should the Offer be terminated due to the foregoing provisions, all tendered Shares not theretofore accepted for payment shall promptly be returned to the tendering stockholders.